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                                                                   EXHIBIT 10.16

                        WORLD CABLE COMMUNICATIONS, INC.
                              ONE COMMERCIAL PLAZA
                               HARTFORD, CT 06103

                        Telephone (860) 549-1674 general
                              (560) 2934228 direct
                               (860) 2934370 fax

                                                                   July 10, 1996

Mr. Michael Houlehan
Polska TeIewizja Kablowa
ul. Konstructorska 6
02-673 Warsaw

RE: Employment Agreement with World Cable Communications, Inc,
     ("WCCI" or the "Company")
     Bonuses for 1995 and 1996

Dear Mike:

     This will confirm our earlier discussions concerning your 1993 and 1996 bonuses.

     1. You will be paid a bonus in the amount of $25,000 immediately.

     2. You are eligible to receive a bonus in the amount of $10,000 which will be paid to you upon satisfactory completion by each of the FIX cable television systems of the compliance package you have prepared (a copy of the summary of this package is attached). This bonus will be paid $5,000 upon completion by all PTK Systems of the compliance package as of June 30, 1996 and an additional $5,000 for the September 30, 1996 package.

     3. You are eligible to receive a bonus in the amount of $10,000 which will be paid to you upon your timely and satisfactory completion of the new programming venture (satellite project) business plan and its presentation to the WCCI Board of Directors. This plan is expected to be substantially completed by September 1, 1996.

     4. You are eligible to receive an additional $10,000 bonus which will be paid to you upon the securing by WCCI or its affiliates of approximately $10,000,000 in loans from local polish financing sources. You will earn this bonus for your efforts in securing this financing within approximately the next month to two months. These loans are expected to be used by WCCI to bridge any short-term financing needs between now and this fall when the company expects to close on a larger credit facility.

     5. You will be eligible to earn an additional bonus of up to $20,000 to be determined at the Company's sole discretion based upon your general contribution to the Company's performance for 1996 The amount of this bonus will be determined at the completion of your second anniversary of your employment with the Company in November 1996.
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     I believe this letter accurately describes all of the bonus related issues we have discussed and is a satisfactory resolution for both you and the WCCI Board of Directors. Please indicate your agreement with this plan in the space below.

                                          Very truly yours,

                                          /s/ RICHARD B. STEELE
                                          --------------------------------------
                                          Richard B. Steele
                                          Chief Executive Officer

Accepted and Agreed By:

/s/ MICHAEL HOULEHAN

    -------------------------------------------------------------
    Michael Houlehan
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                     POLAND CABLEVISION (NETHERLANDS) B.V.
                        ONE COMMERCIAL PLAZA, 24TH FLOOR
                               HARTFORD, CT 06103

                                                                 OCTOBER 7, 1994

FAX (202) 362-6713

Mr. Michael J. Houlehan
Managing Director
Potomac Pacific Ltd.
4411 Klingle St., NW
Washington, DC 20016

Re:  Position with Poland Cablevision (Netherlands) B.V. ("PCBV" or the
     "Company")

Dear Mike:

     This letter will summarize and confirm the recent conversations we have had concerning your employment/engagement by PCBV in connection with its majority owned Polish subsidiary, Polska Telewizja Kablowa, S.A. and its affiliates ("PTK").

     Recognizing the international nature of this assignment, and Poland's status as a developing, Eastern European country, we will view the initial three to six months of our relationship as a consulting period. At the end of such consulting period, we will determine the form of relationship to be continued, including that of full time employment. The important terms of your employment would be as follows:

     Position: Director Corporate Development, with the exact title to be agreed upon, but with a status similar to Managing Director, although without full authority to bind PCBV.

     Location: Warsaw, Poland corporate offices and other company locations in Poland.

     Responsibilities: As you are aware, the potential to be realized by PTK is highly dependent upon management's ability to hire, train and motivate a Polish management staff. Your primary responsibilities will be to develop a strategic planning function at the Company and to assist Polish management in implementing this plan, particularly in the areas of programming, marketing and acquisitions (identification of suitable candidates, negotiations, due diligence and integration into PTK's strategic plan). You will also be an active participant in financing activities and the exploration of telephony and other business options in Poland.

     Salary: $12,500 per month, plus housing allowance and use of a company automobile.

     Incentive Compensation: The primary aim of Incentive Compensation is to provide the availability of additional compensation over a Salary, and to recognize that your responsibilities will have a non-quantifiable element (strategic and management development) and a quantifiable element (financing, sale, or similar transaction). Accordingly, you will be eligible to receive Incentive Compensation in two forms -- Bonus and Specific Performance Compensation.

          (A). Bonus: You will be eligible to earn an incentive bonus of approximately twenty to forty percent (20-40%) of your annual salary after the first year of your employment and forty to eighty percent (40-80%) each year thereafter. You will be eligible to receive a Bonus commencing with the consulting period. These percentages are guidelines and will not strictly limit or cap the bonus which may be awarded, determined at the Company's sole discretion, and based upon your performance and that of the Company.

          (B). Specific Performance Compensation: Within sixty (60) days of your engagement with PCBV, we will mutually agree, in writing, on compensation related to achievement of specific transactions and/or operating objectives, including placement of debt/equity; operating goals including NOI, ROE, Basic Subscribers at target dates; and public equity issue and joint venture events.
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     Additional Provisions:  The terms of your employment will be governed by the terms of the Chase Enterprises Employment Manual, including employment at will provisions and benefits as described below:

     - Housing allowance (as previously mentioned);

     - Tax adjustment to offset any adverse effects as a result of employment in Poland, including tax preparation expense:

     - Company provided automobile;

     - Medical, dental and life insurance benefits; and

     - 401-k plan, with matching.

     Mike, please confirm that this outline reflects our understanding. We are all excited about PTK's future, and we believe that with your assistance we can build a very successful, world class entertainment and information organization in Poland.

                                            Very truly yours,

                                            /s/ Richard B. Steele

                                            ------------------------------------
                                            Richard B. Steele
                                            Managing Director,
                                            Poland Cablevision
                                              (Netherlands) B.V.

/s/ Michael J. Houlehan
------------------------------------
Acceptance
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     ASSIGNMENT AND ASSUMPTION AGREEMENT ("Agreement") effective as of October
7, 1994, between Poland Cablevision (Netherlands) B.V. ("PCBV") and World Cable Communications, Inc. ("WCCI").

     For the consideration of One ($1.00) dollar, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

                             ARTICLE 1  THE PARTIES

SECTION 1.1  ASSIGNOR

     (a) PCBV is a limited liability company organized and existing under the laws of the country of the Netherlands with an address of c/o Chase Enterprises, One Commercial Plaza, Hartford, Connecticut 06103.

     (b) PCBV is referred to in this instrument as the "Assignor".

SECTION 1.2  ASSIGNEE

     (a) WCCI is a New York corporation. It has an office c/o Chase Enterprises, One Commercial Plaza, Hartford, Connecticut 06103. It is the majority shareholder in PCBV.

     (b) WCCI is referred to in this instrument as the "Assignee".

                       ARTICLE 2  WHAT IS BEING ASSIGNED

SECTION 2.1  THE ASSIGNED DOCUMENT

     (a) The assigned document is a certain letter of employment dated October 7, 1994 relating to the employment of Michael J. Houlehan ("Employee") by Assignor (the "Employment Letter").

                           ARTICLE 3  THE ASSIGNMENT

SECTION 3.1  THE ASSIGNMENT

     Assignor assigns all of its right, title and interest as employer in the Employment Letter to Assignee.

SECTION 3.2  THE ASSUMPTION

     Assignee assumes and agrees to perform all the obligations and responsibilities of Assignor as employer under the Employment Letter and agrees to be bound by all the provisions of the Employment Letter.

                           ARTICLE 4  INDEMNIFICATION

SECTION 4.1  INDEMNIFICATION

     Assignee indemnifies and agrees to hold Assignee harmless from and against any and all claims made, suits commenced or judgments entered arising out of or in connection with the Employment Letter, and its employment of Employee without recourse to Assignor.

                           ARTICLE 5  GENERAL CLAUSES

SECTION 5.1  HEIRS AND SUCCESSORS

     This assignment and assumption are binding upon Assignor and Assignee, and their respective heirs, successors, executors, administrators, personal representatives and assigns.

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SECTION 5.2  SINGULAR AND PLURAL

     The singular includes the plural and the plural includes the singular.

SECTION 5.3  CAPTIONS AND HEADINGS

     The captions and headings throughout this instrument are for convenience or reference only, and the words therein shall in no way be held or deemed to refine, limit, describe, explain, modify, amplify or add to the interpretation, construction, or meaning of any provision of or the scope or intent of this instrument, nor in any way affect this instrument.

SECTION 5.4  COUNTERPARTS

     This instrument may be executed in several counterparts but the counterparts shall constitute but one and the same instrument.

SECTION 5.5  INTERPRETATION

     This instrument shall be construed in accordance with the laws of the State of Connecticut. In the event that any provision of this instrument shall be found unenforceable or invalid, the same shall not affect the remaining provisions of this instrument.

     To signify agreement with the foregoing, the parties have executed this instrument as of the date first above written.

Signed, sealed and delivered in the presence of:

WITNESS:                                          ASSIGNOR:

                                                  POLAND CABLEVISION (NETHERLANDS)
                                                  B.V.

/s/ [SIGNED BUT ILLEGIBLE]                        By: /s/ RICHARD B. STEELE
------------------------------------------            -----------------------------------------
                                                      Richard B. Steele
/s/ [SIGNED BUT ILLEGIBLE]                        Its: Managing Director
------------------------------------------

                                                  ASSIGNEE:
                                                  WORLD CABLE COMMUNICATIONS, INC.
/s/ [SIGNED BUT ILLEGIBLE]                        By: /s/ RICHARD B. STEELE
------------------------------------------            -----------------------------------------
                                                      Richard B. Steele
/s/ [SIGNED BUT ILLEGIBLE]                        Its: Vice President
------------------------------------------

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